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December 22, 1999

ET Capital Corp
101 East State Street, Suite 100
Kennett Square, Pennsylvania  19348
Attn: D. Lee McCreary, Jr., President

Re: Intercreditor Agreement between ET Capital Corp, ("Creditor"), AGE Institute of Florida, Inc. ("Borrower") and Bank of America, N.A. ("formerly NationsBank, N.A., the "Lender") dated as of September 30, 1998 (the "Agreement") (All capitalized terms used herein but not defined herein shall have the meanings attributed to such in the Agreement)

Dear Mr. McCreary:

On September 23, 1999, the Lender delivered a Default Notice to you identifying the events of defaults of Borrower under the NationsBank Loan Agreements. Pursuant to Sections 3.1 and 5.3(b) of the Agreement, the delivery of the Default Notice to you terminated the subordination of the Lender's Lien in the Accounts and initiated the period for creation of "Post-Default Accounts."

The Lender has agreed at the Borrower's request to waive the events of default and to extend the maturity date of the NationsBank Loan Obligations until March 28, 2000 (the "Extension Period") upon the satisfaction of certain conditions precedent, including, but not limited to your agreement to the recitations set forth below.

By executing this letter, you acknowledge and agree that (1) from and after September 23, 1999, all Accounts generated by Borrower constitute "Post-Default Accounts," (b) the Lender's security interest in the Post-Default Accounts is senior to the interest of the Creditor's security interest in such Accounts and
(c) the waiver by the Lender of the events of default under the NationsBank Loan Agreements, the extension of the due date of the NationsBank Loan Obligations and various other modifications as set forth in the Limited Waiver and First Amendment Agreement entered into between Lender and Borrower of even date herewith (the "First Amendment") do not constitute a revocation, nullification or waiver of the Default Notice by Lender, (d) Creditor shall have no right to accelerate the obligations of Borrower to Creditor during the Extension Period nor to receive payments of principal during the Extension Period (provided, Creditor may receive payments of interest during the Extension Period pursuant to Section 3.1 of the Agreement as if no Event of Default had occurred), and (e) all other terms and conditions of the Agreement remain in effect.


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Creditor hereby unconditionally waives and releases any claim or defense that it may have that the Lender's security interest in the Post-Default Accounts is subordinate to the Creditor's security interest by virtue of the waiver of the events of default and the execution of the First Amendment or the terms and conditions contained therein.

Please execute a copy of this letter in the space provided below and return the original to us.

Very truly yours,

Bank of America, N.A.
By: /s/ F. A. Zagar
    ---------------------
Title:  Managing Director

Read and agreed:
AGE Institute of Florida, Inc.
By: /s/ Carol A. Tschop
    -------------------------
Building Title: President

ET Capital Corp:
By: /s/ D. Lee McCreary, Jr.
    ------------------------
Title: President


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